EX-28.g.3.o

AMENDMENT TO CUSTODIAL

SERVICES AGREEMENT

This Amendment dated as of July 19, 2010 amends that certain Custodial Services Agreement (the “Agreement”) dated January 13, 1998 between Citibank, N.A. (the “Bank”) and DFA Investment Dimensions Group Inc. (the “Customer”)

WHEREAS, the Customer has added or intends to add the new portfolios which are listed in Appendix X to the Agreement.

WHEREAS, the Customer and the Bank wish to confirm their mutual consent to the new Portfolios by amending Appendix X.

NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties agree as follows:

1.	Appendix X of the Agreement is amended and supplemented by the Appendix X attached hereto.

2.	This Amendment is made pursuant to sections 3 and 15 of the agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citibank, N.A.		Customer: DFA Investment Dimensions Group Inc.

By:	/s/ Michele Pitts	By:	/s/ David R. Martin

Name:	Michele Pitts	Name:	Dave Martin

Title:	Senior Vice President	Title:	VP and Chief Financial Officer

Attest:		Attest:	/s/ Julie Henderson
Michele E. Pitts
Name:	Senior Vice President GTS/Global Custody	Name:	Julie C. Henderson
	3800 Citibank Center Bldg. C Fl. 2		Vice President and Controller

813-604-4707

REVISED

APPENDIX X

DFA INVESTMENT DIMENSIONS GROUP INC.

PORTFOLIO	TAX IDENTIFICATION NUMBER
DFA Intermediate-Term Extended Quality Portfolio
World ex U.S. Value Portfolio